Exhibit 99.1

SharpLink’s ETH Holdings Increase to 360,807 as of July, 20, 2025; Generated 567 ETH in Staking Rewards Since Treasury Strategy Launch on June 2, 2025

Company Applauds Signing of Genius Act into Law by President Trump

MINNEAPOLIS, MN – July 22, 2025 — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), the world’s largest corporate holder of Ether (“ETH”) as its primary treasury reserve asset, today issued its weekly update on the Company’s ETH holdings and capital raised through its At-The-Market (“ATM”) facility during the week Monday, July 14, 2025 through Sunday, July 20, 2025.

Key Highlights for the Week Ending July 20, 2025:

●	ETH holdings rose to 360,807 ETH, up 29% from the previous week.
●	79,949 ETH were purchased, the highest weekly amount in the historical reporting periods.
●	Average ETH purchase price for the week was $3,238.
●	ETH Concentration rose to 3.06 - up 53% since the Company launched its digital treasury strategy, with $96.6 million ATM net proceeds yet to be deployed to purchase more ETH.
●	Total ETH staking rewards have risen to 567 since the Company launched its digital treasury strategy on June 2, 2025.

Weekly ETH and Capital Summary

	Week Ending
Units of ETH (K)	6/29/25	7/6/25	7/13/25	7/20/25
Beginning Balance	188.6	198.2	206.0	280.7
ETH Acquired	9.5	7.7	74.7	79.9
ETH Staking Rewards	0.1	0.1	0.1	0.2
Ending Balance	198.2	206.0	280.7	360.8

Avg ETH Purchase Price	$2,411	$2,501	$2,852	$3,238
ETH Concentration	2.35	2.29	2.46	3.06
ATM Shares Issued (m)	2.5	5.5	24.6	3.8
ATM Net Proceeds ($m)	$24.4	$64.0	$413.0	$96.6

“We continue to strategically leverage our ATM facility to build our ETH treasury in pursuit of our long-term growth objectives,” stated Joseph Lubin, SharpLink Chairman, Co-Founder of Ethereum and Founder and CEO of Consensys. “The continued strength of ETH and our ability to acquire significant volume at opportunistic prices support our aim to continue enhancing ETH concentration and shareholder value through disciplined execution of our treasury growth strategies.”

Commentary on the Genius Act

SharpLink applauds the recent signing of the Genius Act into law by President Donald J. Trump, which marks a watershed moment for the digital asset and blockchain industries. The bipartisan legislation establishes a clear regulatory framework for digital assets and smart contract protocols in the United States, providing long-awaited clarity for companies like SharpLink that are actively integrating blockchain technologies into their platforms. This historic legislation is expected to unlock new opportunities for innovation, investment and institutional adoption, and helps to affirm SharpLink’s short- and long-term digital asset growth strategies.

Lubin continued, “With the Genius Act now law, the regulatory uncertainty that has surrounded crypto innovation is finally easing. We believe this ushers in a more supportive environment for companies like SharpLink to not only operate and grow, but also to harness the full potential of Ethereum — including its security, scalability and smart contract utility — to drive profound, transformative change across the global digital economy.”

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is the world’s largest publicly traded company to adopt Ether (ETH) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming and sports betting. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the betting experience. By leveraging smart contracts, DeFi protocols and Web3 infrastructure, SharpLink intends to assume the lead in transforming the multi-billion-dollar iGaming industry into a more dynamic, efficient and equitable ecosystem. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com